                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549
                        ------------------------------
                                  FORM S-8
                           REGISTRATION STATEMENT
                                    UNDER
                          THE SECURITIES ACT OF 1933
                        ------------------------------
                       METRO INFORMATION SERVICES, INC.
            (Exact name of Registrant as specified in its charter)

VIRGINIA                                         54-111230
(State or other jurisdiction of                  (I.R.S. Employer
incorporation or organization)                   Identification Number)

                        Reflections II Office Building
                             200 Golden Oak Court
                        Virginia Beach, Virginia 23452
                   (Address of principle executive offices)

         METRO INFORMATION SERVICES, INC. EMPLOYEE STOCK PURCHASE PLAN
                            (Full title of the plan)

Robert J. Eveleigh                                With copies to:
Reflections II Office Building                    Stephen W. Burke, Esq.
200 Golden Oak Court                              Clark & Stant, P.C.
Virginia Beach, Virginia 23452                    900 One Columbus Center
(757) 486-1900                                    Virginia Beach, Virginia 23462
                                                  (757) 499-8800
(Name, address and telephone number,
       including area code, of agent for service)
                        -------------------------------
                        CALCULATION OF REGISTRATION FEE


TITLE OF SECURITIES   AMOUNT        PROPOSED MAXIMUM     PROPOSED MAXIMUM      AMOUNT OF
     TO BE             TO BE       OFFERING PRICE PER       AGGREGATE        REGISTRATION
  REGISTERED        REGISTERED(1)       SHARE(2)         OFFERING PRICE(2)        FEE
------------------------------------------------------------------------------------------

Common Stock $.01   250,000 shares   $18.3125        $4,578,125.00      $1,387.31
par value
------------------------------------------------------------------------------------------



(1) An undetermined number of additional shares may be issued if the anti-dilution provisions of the plan become operative.

(2) Estimated solely for the purpose of calculating the registration fee in accordance with Rules 457(c) and (h) under the Securities Act of 1933 (the "Securities Act") on the basis of the average of the high and low prices of the Common Stock as quoted on the Nasdaq National Market on February 26, 1997.

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                                     PART I

ITEM 1. PLAN INFORMATION.

    Not applicable.

ITEM 2. REGISTRANT INFORMATION AND EMPLOYEE PLAN ANNUAL INFORMATION.

    Not applicable.


                                    PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE.

    Metro Information Services, Inc., a Virginia corporation (the "Company"), hereby states that the following documents filed with the Securities and Exchange Commission (the "Commission") are hereby incorporated or deemed to be incorporated into this registration statement by reference as of their date of filing with the Commission:

        (a) The Company's latest prospectus filed with the Commission on January 29, 1997 pursuant to Rule 424(b) under the Securities Act that contains audited financial statements for the Company's latest fiscal year for which such statements have been filed;

        (b) All other reports filed pursuant to Section 13(a) or 15(d) of the Securities and Exchange Act of 1934 (the "Exchange Act") since the end of the fiscal year covered by the prospectus referred to in (a) above; and

        (c) The description of the Company's Common Stock contained in the Company's Registration Statement on Form 8-A filed with the Commission pursuant to the Exchange Act on January 22, 1997.

    All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act before the filing of a post-effective amendment to this registration statement indicating that all securities offered under this registration statement have been sold or deregistering all securities then remaining unsold also shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents.

    Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or replaces such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

ITEM 4. DESCRIPTION OF SECURITIES.

    Not applicable.

ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL.

    Not applicable.

                                          2


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ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    The Company's Articles of Incorporation (the "Articles") contain provisions that govern indemnification of the Company's directors, officers, agents and employees. These provisions enable the Company to indemnify these individuals to the fullest extent permitted by Virginia law. By law, Virginia corporations may indemnify any person who was or is a party to any proceeding by reason of the fact that the person is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation in any such capacity of another corporation or other entity, against liability incurred in connection with such proceeding, including any appeal thereof, if the individual acted in good faith and believed (i) in the case of conduct in the individual's official capacity with the Company, that the individual's conduct was in the best interests of the Company or (ii) in all other cases, that the individual's conduct was at least not opposed to the best interests of the Company. In addition, in the case of any criminal proceeding, the individual must not have had reasonable cause to believe his conduct was unlawful. Virginia law requires the Company to indemnify its directors and officers (and allows the Company to indemnify employees or agents) who entirely prevail in the defense of any proceeding to which they were a party because they are or were directors or officers (or employees or agents) of the Company. The indemnification authorized under Virginia law is not exclusive and is in addition to any other rights granted to officers and directors under the Articles or Bylaws of the Company. The Articles also provide for the advancement of expenses incurred by its directors, officers, agents and employees in connection with the defense of any action, suit or proceeding to which such a person is or was a party because such a person is or was a director, officer, agent or employee of the Company, on the receipt of an undertaking to repay such amount, if it is ultimately determined that such person is not entitled to indemnification. Virginia law permits the Company to purchase and maintain insurance or furnish similar protection on behalf of any officer or director against any liability asserted against the officer or director and incurred by the officer or director in such capacity, or arising out of the status, as an officer or director. This insurance protection is available under Virginia law whether the Company would have the power to indemnify the director or officer against such liability under Virginia law.

    Virginia law prohibits the Company from indemnifying directors and officers in connection with a proceeding by or in the right of the Company in which the director or officer was adjudged liable to the Company, although the court in which such action was brought may order indemnification of the director or officer to the extent of his reasonable expenses if it determines that the director or officer is entitled such indemnification. Virginia law also prohibits the Company from indemnifying directors or officers in connection with any other proceeding charging improper personal benefit to the director or officer (whether or not involving action in his official capacity) in which the director or officer was adjudged liable on the basis that personal benefit was improperly received by him.

    Under Virginia law and the Articles, directors and officers are not personally liable for monetary damages to the Company or any other person for acts or omissions in their capacity as a director or officer, except in certain limited circumstances such as certain violations of criminal law and transactions in which the director or officer derived an improper personal benefit. As a result, shareholders may be unable to recover monetary damages against directors and officers for actions taken by directors or officers that constitute negligence or gross negligence or that violate their fiduciary duties. Injunctive or other equitable relief may be available.

    The Company maintains liability insurance for its directors and officers.

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED.

    Not applicable.

ITEM 8. EXHIBITS.

    4.1  Amended and Restated Certificate of Incorporation of the Company.(1)
    4.2  Bylaws of the Company.(2)
    4.3  Form of Common Stock Certificate.(3)
    4.4  Metro Information Services, Inc. Employee Stock Purchase Plan.(4)

    5.1  Opinion (including Consent) of Clark & Stant, P.C.
    23.1 Consent of Clark & Stant, P.C. (see Exhibit 5.1 hereto).
    23.2 Consent of KPMG Peat Marwick LLP.

--------------

    (1)  Incorporated by reference to Exhibit 3.1 to Registrant's
         Registration Statement on Form S-1, as amended (Registration No. 333-16585).

    (2)  Incorporated by reference to Exhibit 3.2 to Registrant's
         Registration Statement on Form S-1, as amended (Registration No. 333-16585).

    (3)  Incorporated by reference to Exhibit 4.2 to Registrant's
         Registration Statement on Form S-1, as amended (Registration No. 333-16585).

    (4) Incorporated by reference to Exhibit 10.2 to Registrant's Registration Statement on Form S-1, as amended (Registration No. 333-16585).

ITEM 9. UNDERTAKINGS.

    The Registrant hereby undertakes:

        (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

        (2) that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

        (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering; and

        (4) that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in Item 6 or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                          4

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                                   SIGNATURES

    Pursuant to the requirements of the Securities Act, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Virginia Beach, Commonwealth of Virginia on the 24th day of February, 1997.

                        METRO INFORMATION SERVICES, INC.


Date: 2/24/97                         By: /s/ John H. Fain
                                         ----------------------------------
                                         John H. Fain, Director, President
                                         and Chief Executive Officer

Date: 2/24/97                         By: /s/ Andrew J. Downing
                                         ----------------------------------
                                         Andrew J. Downing, Director,
                                         Executive Vice President and Chief
                                         Operating Officer

Date: February 24, 1997               By: /s/ Robert J. Eveleigh
                                         ----------------------------------
                                         Robert J. Eveleigh, Director,
                                         Treasurer, Chief Financial Officer
                                         and Vice President of Finance

                                       5